EXHIBIT 10.3

The Maximum L/C and Delivery Guarantee Agreement

Bank of Ningbo

The Maximum L/C and Delivery Guarantee Agreement

No. NBCB7301ZX10005

Applicant: SinoHub SCM Shenzhen, Ltd.
Receiving Bank: Shenzhen Branch, Bank of Ningbo Company Limited

Owing to the import requirements, the applicant applies for opening import L/C or delivery guarantee letter at the receiving bank, and provides guarantee as required by the receiving bank. Both parties come to agreement as following in compliance with the relevant law and regulations of People’s Republic of China.

I.	The Maximum credit, period and term

1.1
Within the period from May 12, 2010 to April 22, 2011, the applicant is entitled to apply for opening import L/C or delivery guarantee within the maximum outstanding credit line US$5 million. The receiving bank will decide whether to accept the application of the applicant based on the conditions of applicant and the possibility of acceptance. The maximum outstanding credit line in this agreement refers to the total amount for opening L/C and guarantee amount on delivery guarantee letter minus the guarantee amount for the above business. Moreover, the applicant will bear the obligation of returning the different higher than the maximum outstanding credit line owning to the change of exchange rate. The exchange rate will be as confirmed by the receiving bank.

1.2	Both parties agree that despite of the above agreement, the receiving bank is fully and independently entitled to accept the opening of import L/C or delivery guarantee letter.
1.3
In the case that the applicant and receiving bank signs off a separate Opening Import L/C Agreement or Opening Delivery Guarantee Agreement, the credit line or guarantee amount in this Opening Import L/C Agreement or Opening Delivery Guarantee Agreement will not occupy the maximum outstanding credit line, and it’s not within the guarantee range stated in this agreement, except for it’s described separately in the Opening Import L/C Agreement or Opening Delivery Guarantee Agreement.

1.4
The applicant irrevocably authorizes the receiving bank to open import L/C or delivery guarantee letter in the terms of this agreement under the name of Bank of Ningbo Company Limited or other banks. Nevertheless, whether the import L/C or delivery guarantee letter is made by Bank of Ningbo Company Limited, the applicant is obliged to execute all of its payment liabilities under the terms of import L/C or delivery guarantee letter, and all rights reserved by the receiving bank. On the condition that the applicant fails to return the principal, interest, and all the needed expenses (including but not limited to litigation fees, executed money, legal fee, travelling expenses and other expenses for enforcing the claim) to the receiving bank as stated in this agreement, the receiving bank, as the creditor, is entitled to assert a claim against the applicant and/or the guarantor directly.

1.5
The specific business application, letter of commitment of applicant, acceptance/payment notification under import L/C, telex about L/C, etc. all constitutes an indispensable part of this agreement. To the extent that these documents are in conflict with this agreement, this agreement shall prevail. However, the currency, amount, time limit based on each import L/C or delivery guarantee shall be referred to as the final formal import L/C or delivery guarantee. In the case that the L/C is modified, the modification being accepted and confirmed by the beneficiary on the import L/C shall prevail. The liability expiration date of the applicant shall be based on each import L/C or delivery guarantee under this agreement.

II.	Deposit
2.1
The applicant shall deliver the deposit to the specialized deposit account opened by the applicant at the receiving bank as required by the receiving bank in order to open the import L/C or delivery guarantee; otherwise, receiving bank is entitled to refuse the request of the applicant. Each deposit is used for the specialized payment for each corresponding import L/C or delivery guarantee. Since the day the applicant delivers the deposit, applicant commits no transfer, taking in use or disposition of the deposit by any means without the approval of the receiving bank, and the receiving bank is entitled to refuse to pay from this specialized account for the items irrelevant to import L/C or delivery guarantee under this agreement.

2.2
In case that deposit is inadequate owning to the change of exchange rate, receiving bank is entitled to require the applicant to complement the difference; otherwise, receiving bank and its specified bank is entitled to refuse opening import L/C or delivery guarantee without affecting its rights based on this agreement. Moreover, the applicant and/or guarantor are liable for any loss or liabilities owning to the change of exchange rate. The exchange rate will be as confirmed by the receiving bank.

III.	Guarantee

Under the terms of this agreement, when the applicant applies for opening each import L/C or delivery guarantee, in the case that no full amount of deposit wired to the above account which is equivalent to the amount for opening import L/C or delivery guarantee. As required by the receiving bank, the applicant shall provide the guarantee to the receiving bank for the difference between the amount for opening import L/C or delivery guarantee and deposit. The guarantee contract together with its supplementary agreement shall be signed off separately by the receiving bank and guarantor, No. 07301BY20100303, 07301BY20100305。

IV.	Expenses

4.1
The service fee for opening each import L/C or delivery guarantee shall be calculated and collected according to a certain percentage and way confirmed by the receiving bank. The applicant shall deliver the payment to the receiving bank before applying for opening import L/C or delivery guarantee at the receiving bank; otherwise, receiving bank is entitled to refuse the request of the applicant for opening import L/C or delivery guarantee.

4.2	Other expenses includes but not limited to modifying letter of credit. Applicant shall deliver the payment at required time and amount to the receiving bank.
4.3	The applicant shall deliver interest and relevant factoring service fee to the receiving bank at agreed interest rate for opening Usance L/C Payable at Sight.

V.	Rights and Obligations of Each Party

5.1
Both parties admit and obey the international practices of L/C, and commit to be compliant with The Uniform Customs and Practice for Documentary Credits ICC Publication no. 500 and subsequent revision, supplement, international practice and operating regulations, processing all the issues related to opening import L/C or delivery guarantee under this agreement and taking the subsequent liabilities.

5.2
The L/C under this agreement is independent on any trading contractual relationship. The applicant commits the authenticity and validity of the trading contract, notes, certificates and the contents related to L/C. In the case that any dispute, fraud or other illegal causes occurs to the trading contract involving L/C, the applicant hereby commits to the resolution on itself and by no means taking any influence on the execution of rights and liabilities of each party concerning L/C and no loss done to the receiving bank.

5.3
The applicant commits to going to the operating location of receiving bank within the term specified in each document-arrival notification letter for delivering payment or acceptance; otherwise the applicant will be regarded as having accepted the bill of document under the L/C and agreed to deliver payment or acceptance.

5.4
In each L/C transaction under this agreement, the applicant ensures the completion of delivering payment or acceptance based on the judgment that the bill of document is compliant with the L/C. In the case that applicant refuses to deliver payment or acceptance owning in the conflict between the bill of document and L/C, the applicant shall return the whole bill of documents to the receiving bank with the causes of refusal in written form within the term specified in the document-arrival notification, and the receiving bank shall determine whether refuse the payment or not according to international practice. The applicant admits that the receiving bank has the independent determination for the cause of refusal, and has the right to confirm applicant and guarantor. In the case that the receiving bank deems that the causes for payment refusal of the applicant are disproved or the applicant fails to return all the bills of document or exceeds the term specified by the document-arrival notification, the receiving bank is entitled to determine independently to delivers the external payment or acceptance, and under this situation, the application is liable for delivering the payment, interest, expenses for L/C to the receiving bank. Moreover, if the causes for payment refusal is deemed as disproved by the delivering bank and negotiating bank, the applicant shall be liable for all responsibilities and corresponding payment, interest and including but limited to litigation fee, legal fee, and other costs.

5.5
No matter whether the L/C under this agreement will be approved to deny payment, the applicant shall deliver the payment under L/C to the settlement account of the receiving bank in order to clear the debt no later than the payment day. Otherwise, the receiving bank is entitled to deduct the corresponding amount from any account of the applicant in order to pay for the items and expenses under L/C. in the case the account balance of the applicant is not adequate for the payment, the receiving bank shall charge 0.05% per day as prepayment interest since the day the receiving bank prepays for the applicant.

5.6
The applicant shall be liable for any losses or subsequences due to the loss, delay, error during the process of delivering or transmitting the correspondence, bill of documents under the L/C or other force majeure factors, and the receiving bank will be exempted.

5.7
The applicant agrees to afford the payment of relevant expenses under this agreement and L/C, and return the prepayment for L/C under this agreement and any other items and expenses to the receiving bank unconditionally, being liable for all the losses caused to the receiving bank, including but not limited to principal of prepayment, penalty, compensation and other relevant expenses.

5.8	With regards to the delivery guarantee business under this agreement, the applicant commits:
5.8.1
To be liable for the authenticity and validity of the original bill of lading corresponding with the delivery guarantee of this agreement and other relevant documents, bills, notes, applications, and take the liabilities caused hereby.

5.8.2	Not to set the guarantee in any forms against the goods being delivered without the written consent of the receiving bank.
5.8.3
Whatever if the bill of documents, L/C and relevant paperwork is compliant about the L/C under this agreement, the applicant commits to delivering the payment or acceptance immediately as required whiling receiving the relevant documents and not refusing the payment at whatever causes (including but not limited to that there is inconsistence or fraud). After the receiving bank delivers payment notification, if the applicant fails to deliver payment or acceptance as required, the receiving bank is entitled to deduct the corresponding amount from the account of applicant and deliver the payment in time. As long as the applicant applies for opening delivery guarantee at the receiving bank, it indicates the applicant abandons the right of refusing payment owing to the inconsistence of the documents.

5.8.4
To replace and return the original copy for the delivery guarantee within 15 days after receiving the bill of lading of the original copy to the receiving bank. Otherwise, the receiving bank is entitled to charge additional service fee as required by the regulations.

5.8.5	Not to refuse L/C payment or raise the other opinion that is not convenient for the receiving bank owing to the inconsistence of the documents or incurring trading disputes with the exporter.
5.8.6
To compensate receiving bank any losses owning to opening the delivery guarantee under this agreement, including but not limited to prepayment for goods delivery, interest and other payable expenses (including but not limited to litigation fees, executed money, legal fee, travelling expenses and other expenses to enforce the claim).

5.9
The applicant shall not remove capital secretly, transfer, dispose at low price, make a present of the asset or transfer the shares in order to escape the liabilities at the receiving bank or weaken its ability of refunding the debt.

5.10
 On the condition that the applicant conceals the significant fact related to signing off this agreement or provides false materials and information on purpose, the receiving bank is entitled to charge 10% of the debt balance as penalty under this agreement.

5.11
 In case that the applicant or guarantor breaches against the agreement, which results in the litigation in order to ensure the creditor’s rights, the applicant shall be liable for the litigation fees,  security expense, executed money, legal fee, travelling expenses and other expenses to enforcing the claim.

5.12	The applicant shall provide the receiving bank with real financial statements and bank name, account number, deposit balance, as well as the execution status of the L/C trading contract.
5.13
 The applicant shall not provide the debt of any third party with guarantee or mortgage, pledge guarantee by using its assent before discharging the debt, unless it is approved by the receiving bank in written form.

5.14
 The receiving bank shall deduct from any account of the applicant that the applicant opens at the receiving bank when the receiving bank collects as stated in this agreement or collects the principal, interest, compound interest, penalty interest or other payable expenses in advance.

5.15
 The receiving bank is entitled to report the illegal behavior of the applicant to the relevant department or organization, such as delaying debt principal and interest, escape monitoring, concealing the significant fact related to signing off this agreement or providing false materials or information on purpose, and entitled to collect the payment via new media announcement, and reserve the right to take any legal action necessary against the applicant based on relevant law, regulations and the terms of this agreement.

5.16
 If any event that threatens its normal operation the guarantor or takes negative influence on its ability of executing the agreement occur to the guarantor under this agreement (the receiving bank shall judge independently if any above event occurs to the guarantor), including but not limited to suspension of production, discontinuation of business, deregistration, revoking business license, bankruptcy, difficulty in operation, worsened financial conditions, legal representative or major person in charge involved in illegal conducts, involving in litigation or economic disputes, assets being sealed up, frozen or deducted, or the guarantee, pledge, pledge rights devalued or sealed up, frozen or deducted under this agreement, the receiving bank is entitled to require the applicant to provide any acceptable guarantee or the measures described in 6.2 of this agreement.

VI.	Remedies for Breach

6.1
Within the effective term of this agreement, if one or multiple of the following situations occur to the applicant, the applicant will be deemed as breaching the agreement, and the receiving bank shall judge independently whether the following situations occur to the applicant.

6.1.1	Suspension of production, discontinuation of business, deregistration, revoking business license occurs to the applicant;
6.1.2
The applicant conceals or forges the significant fact related to signing off this agreement, opening import L/C or delivery guarantee, or provides false materials or information, or the materials provided contains false information;

6.1.3
The applicant fails to return any other pending debt (including the debt announced to be due in advance) or perform the other agreement or legal obligations, which has or is likely to influence the execution of the applicant under this agreement;

6.1.4
Before discharging the debt, the applicant disposes (including but not limited to taking as a present, transferring, assignment, sale at low price) any asset which influences the execution of the applicant under this agreement;

6.1.5
The receiving bank deems any event that threatens its normal operation the guarantor or takes negative influence on its ability of executing the agreement occur to the guarantor under this agreement, including but not limited to suspension of production, discontinuation of business, deregistration, revoking business license, bankruptcy, reducing capital, acquisition or share transfer against the applicant, delaying the payment of debt principal and interest, legal representative or major person in charge involved in illegal conducts, involving in litigation or economic disputes, assets being sealed up, frozen or deducted, or the guarantee, pledge, pledge rights devalued or sealed up, frozen or deducted, difficulty in operation, worsened financial conditions;

6.1.6
If any other changes occur to the applicant more than 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.5 of this article that is not convenient for enforcing the claim, and the applicant fails to provide guarantee otherwise as required by the receiving bank;

6.1.7
The applicants fails to execute the terms of this agreement or the execution is not compliant with the agreement, or the other behavior of the applicant, as deemed by the receiving bank, is likely to threaten the performance to enforce the claim.

6.2	The receiving bank is entitled to take one or several of the following measures when the applicant breaches the agreement:

6.2.1
To deem that all the credit of the applicant, including but limited to loan, discount, bank’s acceptance bill, international trade financing, bank guarantee form, etc. due in advance, and require the applicant to return the above debt principal and interest. Moreover, the receiving bank is entitled to deduct the principal, interest, penalty interest, penalty and other relevant expenses from any account of the applicant;

6.2.2	to freeze various credit line of the applicant at the receiving bank;
6.2.3	to determinate the relevant contract or agreement with the applicant in advance, including but not limited to this agreement;
6.2.4	to require the applicant increase the deposit for the import L/C or delivery guarantee under this agreement or supplement the other guarantee measures that the receiving bank accepts;
6.2.5	to suspend and dispose the bill of document under the import L/C;
6.2.6
to take the measures like litigation, sealing up, deduction, and require the application to be liable for litigation fees, executed money, legal fee, travelling expenses and other expenses for enforcing the claim;

6.2.7	To take any other measures the receiving bank deems as necessary.
In the meantime, all the branches of Bank of Ningbo Company Limited have the above rights against the applicant as well. The applicant hereby commits taking no protest, and takes remedial measures immediately as required by the receiving bank, making sure the receiving bank is exempted from any loss or damage, and shall compensate the receiving bank and its specified banks when the loss or damage happens.

VII.	Other

VIII.
During the term of the agreement, all controversy and dispute shall be dealt with through negotiation. In the case that is resolved via litigation, it shall be brought to the People’s Court where the receiving bank is located. During the negotiation and litigation, both parties shall execute the terms of this agreement other than the terms that are not related to the dispute. The applicant shall not refuse to perform its obligations described in this agreement when the litigation is in process.

IX.
This agreement shall take effect when both parties sign or chop. The original copies of this agreement are in triplicate. The applicant shall keep one copy, and the receiving bank shall keep two copies, which has the same legal validity.

X.	Notice and Declaration

The receiving bank has reminded the applicant to fully and accurately understand the terms of this agreement, and has made corresponding explanation to the terms. Both parties have the comprehensive understanding to the meaning and subsequent legal results of the terms of this agreement.

In the meantime, the applicant hereby declares having noted the terms related to its liabilities and negative to itself and confirmed to accept the terms.

Applicant (chop): SinoHub SCM Shenzhen, Ltd.	Receiving Bank (chop): Shenzhen Branch, Bank of Ningbo Company Limited
Legal representative or authorized representative: /s/Li De Hai	Legal representative or authorized representative: /s/Lu Ming Yu

Date: May 12, 2010	Date: May 12, 2010